UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

           July 19, 2006
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-11353	13-3757370

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA	27215	336-229-1127

(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On July 20, 2006, Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) (the “Company”) entered into a consulting agreement (the “Agreement”) with Thomas P. Mac Mahon, effective January 1, 2007, following his retirement from the Company as its Chief Executive Officer.

Under the terms of the Agreement, Mr. Mac Mahon will provide services to the Company for up to sixteen months and will be compensated $12,500 per month during this period. In addition, for purposes of determining Mr. Mahon’s retirement benefits, the Company will add five years to Mr. Mac Mahon’s age at the time of his retirement. A copy of this Agreement is attached as Exhibit 10.1.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 21, 2006, Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), announced that its Chief Executive Officer, Thomas P. Mac Mahon, has decided to retire on January 1, 2007. Mr. Mac Mahon will continue to serve as the Chairman of the Board of Directors for a period expected to last until the Annual Meeting of Shareholders in 2008. Further details are contained in the Company’s press release attached hereto as Exhibit 99.1.

Succeeding Mr. Mac Mahon as Chief Executive Officer effective January 1, 2007, will be David P. King, currently the Company’s Chief Operating Officer. Mr. King, age 49, has served as Chief Operating Officer since December 1, 2005. Prior to this date, Mr. King was Executive Vice President of Strategic Planning and Corporate Development from January 1, 2004 to November 30, 2005 and Senior Vice President, General Counsel and Chief Compliance Officer from September 17, 2001 to December 31, 2003. Mr. King is a member of the Executive and Management Committees of the Company. Prior to joining the Company, he was a partner with Hogan & Hartson L.L.P. in Baltimore, Maryland from 1992 to 2001.

On July 19, 2006 the Board of Directors increased the size of the Board by two seats, effective January 1, 2007, and appointed Mr. King, and Bradford T. Smith, currently the Company’s Executive Vice President and Secretary, to fill the vacancies created thereby.

Exhibits

10.1 Consulting Agreement between Thomas P. Mac Mahon and Laboratory Corporation of America Holdings dated July 20, 2006

99.1 Press Release dated July 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Laboratory Corporation of America Holdings (Registrant)
Date: July 21, 2006	By:	/s/Bradford T. Smith
Bradford T. Smith, Executive Vice President and Secretary